Exhibit 5.1 171 17th Street NW Suite 2100 Atlanta, GA 30363 Direct Phone: 404.873.8500 Facsimile: 404.873.8501

May 19, 2025

Catheter Precision, Inc.

1670 Highway 160 West, Suite 205

Fort Mill, South Carolina

Ladies and Gentlemen:

We have acted as counsel to Catheter Precision, Inc., a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of up to $1,300,000 of shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, pursuant to the Company’s shelf Registration Statement on Form S-3 (File No. 333-284217), filed on January 10, 2025 and declared effective by the Securities and Exchange Commission (the “Commission”) on January 22, 2025 (the “Registration Statement”).

The offering and sale of the Shares are being made pursuant to the At Market Offering Agreement (the “Sales Agreement”) dated as of May 19, 2025 by and between the Company and Ladenburg Thalmann & Co. Inc.

We have examined copies of the Sales Agreement, the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Shares, which prospectus supplement is dated as of the date hereof and will be filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933, as amended. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Sales Agreement and the Board’s authorizing resolutions, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about May 19, 2025 for incorporation by reference into the Registration Statement.

We consent to the reference to our firm under the caption “Legal Matters” in the base prospectus and prospectus supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Arnall Golden Gregory LLP

Arnall Golden Gregory LLP

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